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Exhibit 21.1

LIST OF SUBSIDIARIES OF MYRIAD GENETICS, INC.

Company Name	Jurisdiction of Incorporation
Myriad Genetic Laboratories, Inc.	Delaware
Myriad Financial, Inc.	Utah
Myriad Pharmaceuticals, Inc.	Delaware

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  Exhibit 21.1